UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2020

KALEIDO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38822	47-3048279
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Hayden Avenue Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 674-9000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	KLDO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation

On September 29, 2020, the Board of Directors (the “Board”) of Kaleido Biosciences, Inc. (the “Company”) accepted the planned resignation of Alison Lawton, Ph.D. from the Board, effective as of October 13, 2020 (the “Effective Date”). Ms. Lawton’s decision to resign was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

Management Transition

On September 29, 2020, the Board appointed Mr. Daniel Menichella as President and Chief Executive Officer and a member of the Board, effective as of the Effective Date. Mr. Menichella will also serve as the Company’s Principal Executive Officer.

Mr. Menichella, 61, was most recently Chief Executive Officer of CureVac B.V., a role he held since June 2018 after having been hired as Chief Executive Officer of CureVac’s US subsidiary in January 2017.  Prior to that, Mr. Menichella was Chief Business Officer at several companies, including Bamboo Therapeutics, Inc. from 2015-2016, Applied Genetic Technologies Corporation (AGTC) from 2013-2015 and Zyngenia, Inc. from 2011-2013.  Mr. Menichella also led Business Development and Corporate Strategy functions at Talecris Biopharmaceuticals from 2007-2011 and at Merck KGaA from 2002-2007.  He earned his Bachelor of Arts from Harvard University and his Master of Business Administration from the University of North Carolina at Chapel Hill.

In connection with Mr. Menichella’s appointment as Chief Executive Officer and President, the Company and Mr. Menichella entered into an employment agreement, dated September 30, 2020 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Menichella will receive an annual salary of $540,000 and be eligible for an annual bonus, with a target bonus of 50% of his base salary, based on achievement of performance goals established by the compensation committee of the Board. Mr. Menichella will also receive an equity grant to purchase 600,000 shares of the Company’s common stock, at an exercise price equal to the fair market value of such shares on the date of grant (the “Option Grant”). Twenty-five percent of the Option Grant will vest and become exercisable on the first anniversary of the Effective Date, and the balance of the Option Grant will vest ratably over thirty-six months thereafter, subject to Mr. Menichella’s continued employment through each such vesting date. Mr. Menichella is also eligible to participate in the Company’s employee benefit plans available to its employees, including its stock option plan, subject to the terms of those plans.

In the event that Mr. Menichella is terminated by the Company without cause or resigns for good reason, Mr. Menichella will be entitled to (i) cash severance payments in an amount equal to twelve months of Mr. Menichella’s salary existing at the time of his termination plus an amount equal to the incentive compensation paid to Mr. Menichella during the fiscal year prior to his termination, payable in equal installments on the Company’s normal payroll cycle, provided that Mr. Menichella does not breach certain restrictive covenants set forth in his employment agreement; (ii) an extension of the period during which Mr. Menichella can exercise any of his vested options to purchase stock in the Company until the first anniversary of his termination; and (iii) reimbursement of COBRA premiums for health benefit coverage for him and his immediate family in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Menichella had he remained employed with the Company for up to twelve months following the date of termination.

In the event that Mr. Menichella is terminated without cause or resigns for good reason within fifteen months following a “change in control” (as defined in the Employment Agreement), Mr. Menichella will be entitled to (i) cash severance payments in an amount equal to 1.5 times the sum of (x) twelve months of Mr. Menichella’s salary existing at the time of his termination, plus (y) his target annual bonus for the year of termination, payable in equal installments on the Company’s normal payroll cycle; (ii) reimbursement of COBRA premiums for health benefit coverage for him and his immediate family in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Menichella had he remained employed with the Company for up to eighteen months following the date of termination; and (iii) the acceleration of vesting of all unvested equity awards held by Mr. Menichella immediately prior to such termination.

The foregoing description of the Employment Agreement is a summary only and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference herein in its entirety.

Item 7.01. Regulation FD Disclosure.

On October 1, 2020, the Company issued a press release announcing Mr. Menichella’s appointment and Ms. Lawton’s resignation from the Board. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, dated September 30, 2020, by and between Kaleido Biosciences, Inc. and Daniel Menichella.
99.1	Press Release issued by the Company on October 1, 2020, furnished hereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALEIDO BIOSCIENCES, INC.

Date: October 1, 2020	By:	/s/ William Duke, Jr.
William Duke
Chief Financial Officer (Principal Financial and Accounting Officer)